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                                                                    EXHIBIT 10.1

                             NEWELL RUBBERMAID INC.
                         2002 DEFERRED COMPENSATION PLAN
                  (AMENDED AND RESTATED AS OF JANUARY 1, 2004)

                  Newell Rubbermaid Inc. hereby establishes, effective as of January 1, 2002, the Newell Rubbermaid Inc. 2002 Deferred Compensation Plan on the terms and conditions hereinafter set forth. Such Plan provides certain eligible employees and directors with the opportunity to defer portions of their base salary, bonus payments and director fees and, in conjunction with the Newell Rubbermaid Supplemental Executive Retirement Plan, receive certain other retirement benefits, all in accordance with the provisions of the Plan.

                                    SECTION I
                                   DEFINITIONS

                For the purposes hereof, the following words and phrases shall have the meanings set forth below, unless their context clearly requires a different meaning:

                  1.1. "Account" means the bookkeeping account maintained by the Committee on behalf of each Participant pursuant to Section 2.5. The sum of each Participant's Sub-Accounts, in the aggregate, shall constitute his Account.

                  1.2. "Affiliate" means any corporation, joint venture, partnership, unincorporated association or other entity that is affiliated, directly or indirectly, with the Company and which is designated by the Committee from time to time.

                  1.3. "Base Salary" means the annual base rate of cash compensation (which, in the case of a Participant who is a Director, shall include his annual director's fees or other similar amounts payable in cash) payable by the Company and/or by any Affiliate to a Participant.

                  1.4. "Beneficiary" or "Beneficiaries" means the person or persons, including one or more trusts, designated by a Participant in accordance with the Plan to receive payment of the remaining balance of the Participant's Account in the event of the death of the Participant prior to the Participant's receipt of the entire amount credited to his Account.

                  1.5. "Board" means the Board of Directors of the Company.

                  1.6. "Bonus" means cash incentive compensation payable pursuant to a bonus or other incentive compensation plan, whether such plan is now in effect or hereafter established by the Company, which the Committee may designate from time to time.

                  1.7. "Change in Control" means the occurrence of any of the following events without the prior written approval of a majority of the entire Board as it exists immediately prior to such event; provided that, in the case of an event described in (i) or (iii) below, such approval

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occurs before the time of such event and, in the case of an event described in
(ii) below, such approval occurs prior to the time that any other party to the event described in (ii) (or any affiliate or associate thereof) acquires 20% or more of the Voting Power:

                           (i) The acquisition by an entity, person or group (including all affiliates or associates of such entity, person or group) of beneficial ownership, as that term is defined in Rule 13d-3 under the Securities Exchange Act of 1934, of capital stock of the Company entitled to exercise more than 50% of the outstanding voting power of all capital stock of the Company entitled to vote in elections of directors ("Voting Power");

                           (ii) The effective time of (A) a merger or consolidation of the Company with one or more other corporations as a result of which the holders of the outstanding Voting Power of the Company immediately prior to such merger or consolidation (other than the surviving or resulting corporation or any affiliate or associate thereof) hold less than 50% of the Voting Power of the surviving or resulting corporation, or (B) a transfer of a majority of the Voting Power, or a Substantial Portion of the Property, of the Company other than to an entity of which the Company owns at least 50% of the Voting Power; or

                           (iii) The election to the Board of the Company, of directors constituting a majority of the number of directors of the Company then in the office.

For this purpose, "Substantial Portion of the Property of the Company" shall mean 75% of the aggregate book value of the assets of the Company and its affiliates and associates as set forth on the most recent balance sheet of the Company, prepared on a consolidated basis, by its regularly employed, independent, certified public accountants.

                  1.8. "Committee" means the committee appointed to administer the Plan. Unless and until otherwise specified, the Committee under the Plan shall be the Company's Benefit Plans Administrative Committee.

                  1.9. "Company" means Newell Rubbermaid Inc. and its successors, including, without limitation, the surviving corporation resulting from any merger or consolidation of Newell Rubbermaid Inc. with any other corporation or corporations.

                  1.10. "Director" means a member of the Board.

                  1.11. "Disability" has the meaning given to such term in the long-term disability plan of the Company or Affiliate, as applicable to any Participant, or if no such plan exists, as determined by the Committee.

                  1.12. "Election Agreement" means a Participant's agreement, on a form provided by the Committee, to defer his Base Salary and/or Bonus.

                  1.13. "Eligible Employee" means an employee of the Company or an Affiliate who is, as determined by the Committee, a member of a "select group of management or highly compensated employees," within the meaning of Sections 201, 301 and 401 of ERISA, and who

                                        2

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is selected by the Committee to participate in the Plan. Unless otherwise determined by the Committee, an Eligible Employee shall continue as such until termination of employment.

                1.14. "Employer Contributions" has the meaning given to such term in Section 2.4.

                1.15. "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

                1.16. "In-Service Sub-Account" means each bookkeeping Sub-Account maintained by the Committee on behalf of each Participant pursuant to Sections 2.5 and 2.6(ii). The Committee shall specify from time to time the maximum number of In-Service Sub-Accounts that may be established for any one Participant.

                  1.17. "Insolvent" means that the Company or an Affiliate, whichever is applicable, has become subject to a pending voluntary or involuntary proceeding as a debtor under the United States Bankruptcy Code or has become unable to pay its debts as they mature.

                  1.18. "Participant" means any Eligible Employee or Director who has at any time elected to defer the receipt of a Bonus and/or Base Salary in accordance with the Plan, or who has received or is entitled to receive a credit to his or her Account pursuant to Section 2.4, and who, in conjunction with his Beneficiary, has not received a complete distribution of the amount credited to his Account.

                  1.19. "Plan" means this deferred compensation plan, which shall be known as the Newell Rubbermaid Inc. 2002 Deferred Compensation Plan.

                  1.20. "Retirement Sub-Account" means the bookkeeping Sub-Account maintained by the Committee on behalf of each Participant pursuant to Sections 2.5 and 2.6(i).

                  1.21. "SERP Cash Sub-Account" means the bookkeeping Sub-Account maintained by the Committee on behalf of each Participant pursuant to Sections 2.5 and 2.6(i).

                  1.22. "SERP Participant" means (i) each Eligible Employee holding the title of vice-president of the Company as of December 31, 2003 who accrued benefits under the Newell Operating Company Supplemental Retirement Plan for Key Executives and who timely elected, on a form provided by the Committee, to receive a credit to his SERP Cash Sub-Account under the Plan in lieu of all benefits to which he would otherwise be entitled under the Newell Operating Company Supplemental Retirement Plan for Key Executives, and (ii) each Eligible Employee holding the title of division president or above of the Company as of December 31, 2003.

                  1.23. "Sub-Account" means each bookkeeping Retirement Sub-Account, In-Service Sub-Account and SERP Cash Sub-Account maintained by the Committee on behalf of each Participant pursuant to Section 2.6.

                                       3

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                  1.24. "Termination of Service Date" means the date a
Participant ceases to be an employee of the Company and its Affiliates by death, retirement, Disability or otherwise. The "Termination of Service Date" of any Participant who is a Director and who is not an Eligible Employee shall be the date such Participant ceases to be a member of the Board.

                  1.25. "Year" means a calendar year.

                  1.26. "Years of Credited Service" has the meaning provided in the Newell Rubbermaid Supplemental Executive Retirement Plan.

                                   SECTION II
                      DEFERRALS, CONTRIBUTIONS AND ACCOUNTS

                  2.1. Eligibility for Deferral. Subject to Section 2.3, an Eligible Employee or Director may elect to defer receipt of all or a specified part of his Base Salary and/or Bonus for any Year in accordance with Section
2.2. An Eligible Employee's, or Director's, entitlement to defer shall cease with respect to the Year following the Year in which he ceases to be an Eligible Employee or Director, as applicable.

                  2.2. Election to Defer. Unless otherwise provided by the Committee, an Eligible Employee or Director who desires to defer all or part of his Base Salary and/or Bonus pursuant to the Plan must complete and deliver an Election Agreement to the Committee before the first day of the Year for which such compensation would otherwise be paid. An Eligible Employee or Director who timely delivers an executed Election Agreement to the Committee shall be a Participant. Unless otherwise provided by the Committee, an Election Agreement that is timely delivered to the Committee shall be effective for the Year following the Year in which the Election Agreement is delivered to the Committee, unless such Election Agreement is revoked or modified with the consent of the Committee or until terminated automatically upon either the termination of the Plan, the Company or any Affiliate which employs the Participant becoming Insolvent or the Participant's Termination of Service Date. Notwithstanding the above, in the event that an individual first becomes an Eligible Employee or Director during the course of a Year, rather than as of the first day of a Year, the individual's Election Agreement must be filed no later than thirty (30) days following the date he first becomes an Eligible Employee or Director, as applicable, and such Election Agreement shall be effective only with regard to Base Salary and Bonuses earned following the filing of the Election Agreement with the Committee.

                  2.3. Amount Deferred. A Participant shall designate on the Election Agreement the portion of his Base Salary and/or Bonus that is to be deferred in accordance with the following rules.

                           (i) Base Salary. A Participant may defer up to 50% of the Base Salary that the Participant would otherwise receive during the Year for services performed as an Eligible Employee, provided, however, that the Participant shall not be permitted to defer less than $2,000 of such amount during any one Year, and any such attempted deferral shall not be effective. A Participant may defer up to 100% of the Base Salary that the

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         Participant would otherwise receive during the Year for services performed as a Director, provided, however, that the portion of such Base Salary that is eligible for deferral will be reduced by applicable employment taxes if such reduction is required in order to provide the Company or its Affiliates with a source of funds, from such Base Salary, with which to pay such employment taxes.

                           (ii) Bonus. A Participant may defer up to 100% of the Bonus that the Participant earns during the Year. Notwithstanding the preceding sentence, the portion of a Participant's Bonus that is eligible for deferral will be reduced by applicable employment taxes if such reduction is required in order to provide the Company or its Affiliates with a source of funds, from the Bonus, with which to pay such employment taxes. In any event, a Participant shall not be permitted to defer less than $2,000 of his Bonus during any one Year, and any such attempted deferral shall not be effective. To the extent permitted by the Committee, a Participant may specify in the Election Agreement that different percentages or dollar amounts shall apply to Bonuses payable under different bonus or incentive compensation plans.

                  2.4. Employer Contributions.

                           (i) In general. The Company or any Affiliate may, in its discretion, credit contributions ("Employer Contributions") under this Plan to one or more Sub-Accounts with respect to one or more Participants. The amount and vesting schedule of such Employer Contributions, if any, shall be determined by the Company or Affiliate in its sole discretion; provided, however, that a Participant shall have no vested interest in amounts credited to his SERP Cash Sub-Account (and any related earnings) until he has six (6) Years of Credited Service, at which time he shall acquire a ten percent (10%) vested interest therein. Upon completion of each additional Year of Credited Service, a Participant shall acquire additional vesting in the amounts credited to his SERP Cash Sub-Account (and any related earnings) according to the following schedule:

    YEARS OF                              VESTED PERCENTAGE IN
CREDITED SERVICE                        THE SERP CASH SUB-ACCOUNT
----------------                        -------------------------
   5 or Less                                        0%
        6                                          10%
        7                                          20%
        8                                          30%
        9                                          40%
       10                                          50%
       11                                          60%
       12                                          70%
       13                                          80%
       14                                          90%
       15                                         100%

         Notwithstanding anything in this Plan to the contrary, a Participant shall become fully vested in amounts credited to his SERP Cash Sub-Account (and any related earnings) if he remains continuously employed by the Company (and its Affiliates) until the earliest to occur of the following events: (i) the Participant's 60th birthday;
         (ii) the Participant's death; or (iii) the Participant's Disability.

                           (ii) Converted Benefit. No later than December 31, 2004, each SERP Participant shall have a credit made to his SERP Cash Sub-Account in an amount equal to the lump sum present value of his previously accrued benefits under the Newell Operating Company Supplemental Retirement Plan for Key Executives, which benefits shall be determined by the Committee in its sole discretion using reasonable assumptions applied in a consistent manner for all affected Participants.

                  2.5. Accounts.

                           (i) Crediting of Deferrals. Base Salary and/or Bonus that a Participant elects to defer shall be treated as if it were set aside in one or more Sub-Accounts on the date the Base Salary and/or Bonus would otherwise have been paid to the Participant, in accordance with procedures established from time to time by the Committee. A Participant may specify, in his Election Agreement, the portion of his deferral that is to be credited to a Retirement Sub-Account and/or to one or more In-Service Sub-Accounts. To the extent that a Participant does not specify the Sub-Account to which deferrals shall be credited, such deferrals shall be credited to the Participant's Retirement Sub-Account.

                           (ii) Crediting of Employer Contributions. Employer Contributions, if any, shall be treated as if they were set aside in one or more Sub-Accounts at such times as determined by the Committee in its sole discretion. Notwithstanding the foregoing, any amounts credited to a Participant's SERP Cash Sub-Account pursuant to
         Section 2.4(ii) shall be credited as soon as administratively practicable after the date on which the Participant elects to receive such credit.

                           (iii) Crediting of Gains, Losses and Earnings to Accounts. Each Sub-Account of a Participant will be credited with gains, losses and earnings based on investment directions made by the Participant in accordance with investment crediting options and procedures established from time to time by the Committee. The Committee specifically retains the right in its sole discretion to change the investment crediting options and procedures from time to time. By giving investment directions in accordance with the Plan, each Participant shall thereby acknowledge and agree that the Company or any Affiliate is not and shall not be required to make any investment in connection with the Plan, nor is it required to follow the Participant's investment directions in any actual investment it may make or acquire in connection with the Plan or in determining the amount of any actual or contingent liability or obligation of the Company or an Affiliate thereunder or relating thereto. Any amounts credited to a Participant's Sub-Account with respect to which a Participant does not provide investment direction shall be credited with gains, losses and earnings as if such amounts were invested in an investment option to be selected by the Committee in its sole discretion.

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                  2.6. Date of Distribution.

                           (i) Retirement Sub-Account and SERP Cash Sub-Account. Subject to the following provisions, a Participant may elect, on the first Election Agreement that he delivers to the Committee pursuant to which amounts are credited to his Retirement Sub-Account, to defer the distribution or commencement of the distribution of his Retirement Sub-Account to (A) January of the Year commencing immediately after the Year in which occurs his Termination of Service Date or (B) January of any Year following his Termination of Service Date provided that such Year is no later than the Year following the Year in which the Participant attains age 65. Subject to the following provisions, a Participant may make the same election with respect to his vested SERP Cash Sub-Account at such times and on such terms and conditions as the Committee shall determine.

                                    (A)      Termination Prior to Age 60. If a
                  Participant's Termination of Service Date occurs as a result of his voluntary termination, or involuntary termination with cause (as determined by the Committee in its sole discretion), prior to his attainment of age 60, his Retirement Sub-Account and his vested SERP Cash Sub-Account will be distributed as soon as practicable after his Termination of Service Date. If a Participant's Termination of Service Date occurs as a result of his involuntary termination without cause (as determined by the Committee in its sole discretion) prior to his attainment of age 60, his Retirement Sub-Account and his vested SERP Cash Sub-Account will be distributed or will commence to be distributed in January of the Year elected by the Participant.

                                    (B)      Termination After Age 60 and Prior
                  to Age 65. If a Participant's Termination of Service Date occurs after he attains age 60 and prior to his attainment of age 65, his Retirement Sub-Account and his vested SERP Cash Sub-Account will be distributed or will commence to be distributed in January of the Year elected by the Participant.

                                    (C)      Termination After Age 65. If a
                  Participant's Termination of Service Date occurs after he attains age 65, his Retirement Sub-Account and his vested SERP Cash Sub-Account will be distributed or will commence to be distributed in January of the Year commencing immediately after his Termination of Service Date.

                           (ii) In-Service Sub-Account. Subject to the following provisions, a Participant may elect, on the first Election Agreement that he delivers to the Committee pursuant to which amounts are credited to an In-Service Sub-Account, to defer the distribution or commencement of the distribution of such In-Service Sub-Account to January of any Year that commences prior to the Participant's Termination of Service

         Date as long as that Year commences not less than two Years after the date of the initial election pursuant to which amounts are credited to such In-Service Sub-Account. If a Participant's Termination of Service Date occurs as a result of his voluntary termination, or involuntary termination with cause (as determined by the Committee in its sole discretion), prior to the complete distribution of his In-Service Sub-Account, amounts credited to that In-Service Sub-Account will be distributed as soon as practicable after his Termination of Service Date. If a Participant's Termination of Service Date occurs as a result of his involuntary termination without cause (as determined by the Committee in its sole discretion) prior to the complete distribution of his In-Service Sub-Account, amounts credited to that In-Service Sub-Account will be distributed pursuant to the payment schedule elected by the Participant.

                  2.7. Form of Distribution.

                           (i) Retirement Sub-Account and SERP Cash Sub-Account. Subject to the following provisions, a Participant may elect, on the first Election Agreement that he delivers to the Committee pursuant to which amounts are credited to his Retirement Sub-Account, to receive his Retirement Sub-Account in cash in a single lump sum or in annual installments over a period not in excess of ten years. Subject to the following provisions, a Participant may make the same election with respect to his vested SERP Cash Sub-Account at such times and on such terms and conditions as the Committee shall determine.

                                    (A)      Termination Prior to Age 60. If a
                  Participant's Termination of Service Date occurs as a result of his voluntary termination, or involuntary termination with cause (as determined by the Committee in its sole discretion), prior to his attainment of age 60, his Retirement Sub-Account and his vested SERP Cash Sub-Account will be distributed in a single lump sum. If a Participant's Termination of Service Date occurs as a result of his involuntary termination without cause (as determined by the Committee in its sole discretion) prior to his attainment of age 60, his Retirement Sub-Account and his vested SERP Cash Sub-Account will be distributed in the distribution form elected by the Participant.

                                    (B)      Termination After Age 60. If a
                  Participant's Termination of Service Date occurs after he attains age 60, his Retirement Sub-Account and his vested SERP Cash Sub-Account will be distributed in the distribution form elected by the Participant.

                           (ii) In-Service Sub-Account. Subject to the following provisions, a Participant may elect, on the first Election Agreement that he delivers to the Committee pursuant to which amounts are credited to an In-Service Sub-Account, to receive that In-Service Sub-Account in cash in a single lump sum or in annual installments over a period not in excess of five years. If a Participant's Termination of Service Date occurs as a result of his voluntary termination, or involuntary termination with cause (as determined by the Committee in its sole discretion), prior to the complete distribution of his In-Service Sub-Account, amounts credited to that In-Service Sub-Account will be distributed in a single lump sum. If a Participant's Termination of Service Date occurs as a result of his involuntary termination without cause (as determined by the Committee in its sole discretion) prior to the complete distribution of his In-Service Sub-Account, amounts credited to that In-Service Sub-Account will be distributed in the distribution form elected by the Participant.

                           (iii) General. The lump sum payment or the first installment, as the case may be, shall be made as specified in Section
         2.6. In the event that a Sub-Account is paid in installments, the amount of such Sub-Account remaining unpaid shall continue to be credited with gains, losses and earnings as provided in Section 2.5. The payment to a Participant or his Beneficiary of a single lump sum or the number of installments elected by the Participant pursuant to this Section shall discharge all obligations of the Company and the Affiliates to such Participant or Beneficiary under the Plan with respect to that Sub-Account. In the event that a Sub-Account is paid in installments, the amount of each installment shall be determined in accordance with procedures established from time to time by the Committee.

                  2.8. Modification of Date and/or Form of Distribution. Notwithstanding the payment terms designated by a Participant on the first Election Agreement that he delivers to the Committee under the Plan (or, with respect to amounts credited to a Participant's SERP Cash Sub-Account, the payment terms designated by a Participant on a form provided by the Committee), a Participant may elect to change the form of payment of a Sub-Account to a form of payment otherwise permitted under Section 2.7 and a Participant may elect to change the date of distribution of a Sub-Account to a date otherwise permitted under Section 2.6; provided that such election shall be made on a form provided by the Committee, and provided further that any election made less than eighteen months prior to the Participant's Termination of Service Date (or less than eighteen months prior to the scheduled date of the first, or only, payment from the Sub-Account) shall not be valid, and in such case, the distribution of his Sub-Account shall be made in accordance with the latest valid election of the Participant.

                  2.9. Death of a Participant.

                           (i) General. In the event of the death of a Participant, the remaining amount of his Account shall be paid to his Beneficiary or Beneficiaries as described in Section 2.9(ii). Each Participant shall designate a Beneficiary or Beneficiaries on a beneficiary designation form provided by the Committee. A Participant's Beneficiary designation may be changed at any time prior to his death by the execution and delivery of a new beneficiary designation. The Beneficiary designation on file with the Company that bears the latest date at the time of the Participant's death shall govern. In the absence of a Beneficiary designation, the amount of the Participant's Account shall be paid to the Participant's estate in a lump sum amount within 90 days after the appointment of an executor or administrator or as otherwise determined by the Committee.

                           (ii)     Form and Date of Distribution.
         Notwithstanding any other provision, upon the death of a Participant, the remaining balance in his Account shall be paid as follows. If the Participant dies after payment of his Account has commenced, the remaining balance of his Account will continue to be paid to his Beneficiary or Beneficiaries in accordance with the payment schedule that has already commenced. Unless otherwise provided by the Committee, if the Participant dies before payments from his Account have commenced, his Account will be paid to his Beneficiary or Beneficiaries in accordance with the form of payment elected by the Participant, commencing (A) in the event that the Participant has not attained age 60 at the time of his death, in January of the Year commencing after the Year in which occurs the Participant's death or (B) in the event that the Participant has attained age 60 at the time of his death, in January of the Year elected by the Participant.

                  2.10. Disability. Notwithstanding any other provision, and unless otherwise provided by the Committee, upon the Disability of a Participant, the remaining balance in each of his Sub-Accounts shall be paid as follows. If the Disability occurs after payment of the Participant's Sub-Account has commenced, the remaining balance of his Sub-Account will continue to be paid in accordance with the payment schedule that has already commenced. If the Disability occurs before payment of the Participant's Sub-Account has commenced, his Sub-Account will be paid in accordance with the form of payment elected by the Participant commencing either (a) as soon as practicable after the Participant is no longer entitled to any benefits under the long-term disability plan, if any, of the Company or Affiliate, as applicable or (b) with the consent of the Committee, as soon as practicable after the occurrence of the Disability.

                  2.11. Small Payments. Notwithstanding any other provision of the Plan or any election made by the Participant, in the event that a Participant's Account has a balance of less than $25,000 on his Termination of Service Date, the entire amount of the Participant's Account may at the discretion of the Committee be paid in a single lump sum at such time as shall be determined by the Committee.

                  2.12. Acceleration.

                           (i) Notwithstanding any other provision of the Plan, in the event of an unforeseeable emergency, as defined in the Treasury Regulations issued under Section 457 of the Internal Revenue Code of 1986, as amended, that is caused by an event beyond the control of the Participant and that would result in severe financial hardship to the individual if acceleration were not permitted, the Committee may in its sole discretion accelerate the payment to the Participant of the amount of his Account, but only up to the amount necessary to meet the emergency.

                           (ii) Notwithstanding any other provision of the Plan, each Participant shall be permitted, at any time, to make an election to receive, payable as soon as practicable after such election is received by the Committee, a distribution of part or all of his Account in a single lump sum, if (and only if) the amount in the Participant's Account subject to such distribution is reduced by 10%, which 10% amount shall thereupon irrevocably be forfeited.

                           (iii) Notwithstanding anything contained herein to the contrary, this Section 2.12 shall not apply to any amounts credited to a Participant's SERP Cash Sub-Account.

                  2.13. Termination of Participation. Notwithstanding any other provision of the Plan, no Participant who is an Eligible Employee shall be permitted to continue to participate in the Plan upon a determination by the Committee that such Participant is not a member of a select group of management or highly compensated employees of his employer, within the meaning of ERISA. Upon such a determination, the Committee may direct that the Participant receive an immediate lump sum payment equal to the vested amount credited to his Account.

                  2.14. Vesting of Accounts. Except as otherwise provided in Sections 2.4, 2.12(ii) and 2.15(iii), each Participant shall at all times have a nonforfeitable interest in his Account balance.

                  2.15. Change in Control. Notwithstanding any other provisions of the Plan, the following provisions shall apply upon the occurrence of a Change in Control.

                           (i)      Trust. As soon as administratively
         practicable following the occurrence of a Change in Control, the Company shall transfer to a trust, the assets of which shall remain liable for the claims of the Company's or its Affiliate's general creditors in the event of the Insolvency of the Company or any such Affiliate, an amount (which amount may include a letter of credit, as specified in such trust) equal to the aggregate account balances, determined as of the date of the Change in Control, of all persons then participating in the Plan.

                           (ii) Unreduced Distribution. A Participant may make an election, on a form provided by the Committee that he delivers to the Committee at least one year prior to the occurrence of a Change in Control, to receive his entire vested Account in a single lump sum as soon as administratively practicable following the occurrence of a Change in Control. In the event that a Change in Control occurs prior to the distribution of a Participant's entire Account, any such election made by a Participant shall override his other elections regarding the form and timing of the distribution of his Account. A Participant may revoke any election made pursuant to this Section 2.15(ii) on a form provided by the Committee that he delivers to the Committee at least one year prior to the occurrence of a Change in Control.

                           (iii) Reduced Distribution. Notwithstanding any other provision of the Plan, each Participant shall be permitted, during the one-year period commencing upon the occurrence of a Change in Control, to make an election to receive, payable as soon as

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         practicable after such election is received by the Committee, a distribution of part or all of his vested Account in a single lump sum, if (and only if) the amount in the Participant's Account subject to such distribution is reduced by 5%, which 5% amount shall thereupon irrevocably be forfeited.

                                   SECTION III
                                 ADMINISTRATION

                  The Company, through the Committee, shall be responsible for the general administration of the Plan and for carrying out the provisions hereof. The Committee shall have all such powers as may be necessary to carry out the provisions of the Plan, including the power to (i) resolve all questions relating to eligibility for participation in the Plan and the amount in the Account of any Participant and all questions pertaining to claims for benefits and procedures for claim review, (ii) resolve all other questions arising under the Plan, including any factual questions and questions of construction, and
(iii) take such further action as the Company shall deem advisable in the administration of the Plan. The actions taken and the decisions made by the Committee hereunder shall be final and binding upon all interested parties. In accordance with the provisions of Section 503 of ERISA, the Committee shall provide a procedure for handling claims of Participants or their Beneficiaries under the Plan. Such procedure shall be in accordance with regulations issued by the Secretary of Labor and shall provide adequate written notice within a reasonable period of time with respect to the denial of any such claim as well as a reasonable opportunity for a full and fair review by the Committee of any such denial. Unless the context clearly requires otherwise, the masculine pronoun wherever used herein shall be construed to include the feminine pronoun.

                                   SECTION IV
                            AMENDMENT AND TERMINATION

                  4.1 Amendment. The Company reserves the right to amend the Plan at any time by action of the Board; provided, however, that no such action shall adversely affect any Participant or Beneficiary who has an Account, or result in any change in the timing or manner of payment of the amount of any Account (except as otherwise permitted under the Plan), without the consent of the Participant or Beneficiary.

                  4.2 Termination. The Company reserves the right to terminate the Plan at any time by action of the Board. In the event that the Company terminates the Plan, each Participant shall receive a distribution of his vested Account, at the discretion of the Committee, either (a) in a single lump sum as soon as administratively practicable following termination of the Plan or (b) in the form of payment elected by the Participant commencing as soon as administratively practicable following termination of the Plan.

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

                                    SECTION V
                                  MISCELLANEOUS

                  5.1. Non-alienation of Deferred Compensation. Except as permitted by the Plan, no right or interest under the Plan of any Participant or Beneficiary shall, without the written consent of the Company, be (i) assignable or transferable in any manner, (ii) subject to alienation, anticipation, sale, pledge, encumbrance, attachment, garnishment or other legal process or (iii) in any manner liable for or subject to the debts or liabilities of the Participant or Beneficiary.

                  5.2. Participation by Employees of Affiliates. An Eligible Employee who is employed by an Affiliate and who elects to participate in the Plan shall participate on the same basis as an Eligible Employee of the Company.

                  5.3. Interest of Participant.

                           (i) The obligation of the Company and the Affiliates under the Plan to make payment of amounts reflected in an Account merely constitutes the unsecured promise of the Company and the Affiliates to make payments from their general assets and no Participant or Beneficiary shall have any interest in, or a lien or prior claim upon, any property of the Company or any Affiliate. Nothing in the Plan shall be construed as guaranteeing future employment to Eligible Employees. It is the intention of the Company and the Affiliates that the Plan be unfunded for tax purposes and for purposes of Title I of ERISA. The Company may create a trust to hold funds to be used in payment of its and the Affiliates' obligations under the Plan, and may fund such trust; provided, however, that any funds contained therein shall remain liable for the claims of the Company's and any Affiliate's general creditors.

                           (ii) In the event that, in the discretion of the Committee, the Company and/or its Affiliates purchases an insurance policy or policies insuring the life of any Participant (or any other property) to allow the Company and/or its Affiliates to recover the cost of providing the benefits, in whole or in part, hereunder, neither the Participants nor their Beneficiaries or other distributees shall have nor acquire any rights whatsoever therein or in the proceeds therefrom. The Company and/or its Affiliates shall be the sole owner and beneficiary of any such policy or policies and, as such, shall possess and may exercise all incidents of ownership therein. A Participant's participation in the underwriting or other steps necessary to acquire such policy or policies may be required by the Company and, if required, shall not be a suggestion of any beneficial interest in such policy or policies to such Participant or any other person.

                  5.4. Claims of Other Persons. The provisions of the Plan shall in no event be construed as giving any other person, firm or corporation any legal or equitable right as against the Company or any Affiliate or the officers, employees or directors of the Company or any

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

Affiliate, except any such rights as are specifically provided for in the Plan or are hereafter created in accordance with the terms and provisions of the Plan.

                  5.5. Severability. The invalidity and unenforceability of any particular provision of the Plan shall not affect any other provision hereof, and the Plan shall be construed in all respects as if such invalid or unenforceable provision were omitted.

                  5.6. Governing Law. Except to the extent preempted by federal law, the provisions of the Plan shall be governed and construed in accordance with the laws of the State of Illinois.

                  5.7. Relationship to Other Plans. The Plan is intended to serve the purposes of and to be consistent with any bonus or incentive compensation plan approved by the Committee for purposes of the Plan.

                  5.8. Successors. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business and/or assets of the Company expressly to assume this Plan. This Plan shall be binding upon and inure to the benefit of the Company and any successor of or to the Company, including without limitation any persons acquiring directly or indirectly all or substantially all of the business and/or assets of the Company whether by sale, merger, consolidation, reorganization or otherwise (and such successor shall thereafter be deemed the "Company" for the purposes of this Plan), and the heirs, beneficiaries, executors and administrators of each Participant. In the event that any successor to the Company shall fail to assume this Plan, the Plan shall immediately terminate and each Participant shall immediately receive distribution of his Account in a single lump sum.

                  5.9. Withholding of Taxes. The Company and its Affiliates may withhold or cause to be withheld from any amounts deferred or payable under the Plan all federal, state, local and other taxes as shall be legally required.

                  5.10. Electronic or Other Media. Notwithstanding any other provision of the Plan to the contrary, including any provision that requires the use of a written instrument, the Committee may establish procedures for the use of electronic or other media in communications and transactions between the Plan or the Committee and Participants and Beneficiaries. Electronic or other media may include, but are not limited to, e-mail, the Internet, intranet systems and automated telephonic response systems.

                  EXECUTED on this 6th day of May, 2004.

                                     NEWELL RUBBERMAID INC.

                                     By:  /s/ Dale L. Matschullat

                                     Title: Vice President - General Counsel and
                                                Corporate Secretary

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